FORM 5      UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549

            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the
              Securities Exchange Act of 1934, Section 17(a)
            of the Public Utility Holding Company Act of 1935
          or Section 30(f) of the Investment Company Act of 1940

/   /     Check box if no longer subject to Section 16.
          Form 4 or Form 5 obligations may continue.
          See instruction 1(b).

/   /     Form 3 Holdings Reported
/   /     Form 4 Transactions Reported


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1.  Name and Address of Reporting Person
    Idiaquez               James               O.
    ----------------------------------------------
    (Last)               (First)          (Middle)


      10777 Westheimer, Suite 1100
    ----------------------------------------------
                  (Street)

    Houston,                     TX      77042
    ----------------------------------------------
    (City)                     (State)        Zip)


2.  Issuer Name and Ticker or Trading Symbol

    Penn Virginia Corporation (PVA)
    ----------------------------------------



3.  Statement for Month/Year
    December 1999
    ----------------------------------------


4.  If Amendment, Date of Original (Month/Year)

    -----------------------------------------


5.  Relationship of Reporting Person to Issuer
    (Check all applicable)

    / /  Director                      / /  10% Owner
    /X/  Officer (give title below)    / /  Other (specify below)

    Vice President-Corporate Development
    ------------------------------------------


6.  Individual or Joint/Group Filing (Check applicable line)

    / X/   Form Filed by one Reporting Person
    /  /   Form filed by more than one Reporting Person


TABLE I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned

                                      2. Transaction
                                         Date               3.Transaction
1.  Title of Security                    (Mo/Day/Yr)          Code
    ---------------------------------    ------------          ------------

                                      4. Securities Acquired (A)
                                         or Disposed of (D)
                                         -------------------------------
1.  Title of Security                    Amount    (A) or (D)     Price
    ---------------------------------    --------  ----------  ---------



                                      5. Amount of
                                         Securities      6.Ownership
                                         Beneficially       Form:
                                         Owned at End       Direct (D)
                                         of Issuer's        or Indirect
1.  Title of Security                    Fiscal Year        (I)
    ---------------------------------    --------------     ------------


                                      7. Nature of Indirect Beneficial
1.  Title of Security                    Ownership
    ---------------------------------    ------------------------- -----


                                 Page -2-


TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
            BENEFICIALLY OWNED(e.g. puts, calls, warrants, options, convertible securities)

                                      2. Conversion or
                                         Exercise Price      3.Transaction
                                         of Derivative           Date
1. Title of Derivative Security          Security             (Mo/Day/Yr)
   ---------------------------------     -------------          -----------
   Nonqualified Stock Options            $20.375                1/28/99


                                                            5.Number of
                                                              Derivative
                                                              Securities
                                                              Acquired (A)
                                                              or Disposed of
                                                               (D)
                                                             ---------------
1. Title of Derivative Security        4. Transaction Code     (A)       (D)
   ----------------------------------     -----------------     ------  -----
   Nonqualified Stock Options              A                   3000


                                                           7.Title and
                                                             Amount of
                                      6. Date Exercisable    Underlying
                                         and Expiration      Securities
                                         Date                 ---------------
                                         (Mo/Day/Year)                                                                      Amount
                                         -----------------          Amount or
                                         Date      Expira-             Number
                                         Exer-     tion                    of
1. Title of Derivative Security          cisable   Date         Title    Shares
   ----------------------------------    --------  --------    ------    ------
   Nonqualified Stock Options             1/28/00  1/27/09     Common    3000
                                                                Stock
                                                             $6.25 par

                                                           9.Number of
                                                             Derivative
                                                             Securities
                                       8. Price of           Beneficially
                                          Derivative         Owned at End of
1. Title of Derivative Security           Security           Year
   ----------------------------------     -----------------  ---------------
   Nonqualified Stock Options              0                 23,000


                                      10. Ownership of
                                          Derivative       11.Nature of
                                          Security            Indirect
                                          Direct (D) or       Beneficial
1. Title of Derivative Security           Indirect (I)        Ownership
   ------------------------------      ----------------      ----------------
   Nonqualified Stock Options           D

Explanation of Responses:




Intentional misstatements or omissions of facts constitute Federal
Criminal
Violations.


James O. Idiaquez                                 February 14, 2000
-----------------------------               ----------------------
Signature of Reporting Person                     Date

By: /s/ Nancy M. Snyder
    -------------------------
    Nancy M. Snyder
    General Counsel and Corporate Secretary
    Authorized Signer